Exhibit 5.1

February 6, 2017

Sanchez Energy Corporation

1000 Main Street

Suite 3000

Houston, Texas 77002

Re:          Sanchez Energy Corporation

Registration Statement on Form S-3 (Registration Number 333-210319)

Ladies and Gentlemen:

We have acted as counsel to Sanchez Energy Corporation, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (Registration Number 333-210319) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of up to 10,000,000 shares (including up to 1,500,000 shares subject to the Underwriters’ (as defined below) overallotment option) (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”), dated January 31, 2017, between the Company and J.P. Morgan Securities LLC, as representative of the underwriters named therein (the “Underwriters”), together with the rights (the “Rights”) to purchase Series C Junior Participating Preferred Stock, par value $0.01 per share, issued pursuant to the terms of the Rights Agreement, dated as of July 28, 2015, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”), attributable thereto. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of (i) such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter and (ii) the Rights Agreement. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery, the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

1111 Louisiana Street, 44th Floor | Houston, Texas 77002-5200 | 713.220.5800 | fax: 713.236.0822 | akingump.com

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, and the Rights attributable thereto have been issued in accordance with the terms of the Rights Agreement, the Shares and the Rights attributable thereto will have been duly authorized and validly issued, and the Shares will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.            This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

C.            With respect to the Rights and the Rights Agreement, (a) we have assumed that (i) the Company’s board of directors (the “Board”), after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and otherwise acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (ii) the Rights Agreement has been duly authorized, executed and delivered by the parties thereto other than the Company and constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such parties in accordance with its terms, and (b) we note that (i) the questions of whether the Board might be required at some future time to redeem or terminate, or take other action with respect to, the Rights, or to determine that the Rights should only be exchangeable without cash payment, will depend upon the facts and circumstances existing at that time and, accordingly, are beyond the scope of this opinion letter, and (ii) we address the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or of the Rights issued thereunder would result in invalidating such Rights Agreement or Rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus, dated April 25, 2016, and the Prospectus Supplement, dated January 31, 2017, forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER, & FELD LLP

AKIN, GUMP, STRAUSS, HAUER, & FELD LLP